[Letterhead of Friday, Eldredge & Clark LLP]

Exhibit 5.2

November 9, 2012

Southwestern Energy Company

2350 North Sam Houston Parkway East

Suite 125

Houston, Texas 77032

Re:	Southwestern Energy Company
Guarantees for 4.10% Senior Notes due 2022

Dear Ladies and Gentlemen:

We have acted as special Arkansas counsel to SEECO, Inc. (“SEECO”), Southwestern Energy Production Company (“SEPCO”) and Southwestern Energy Services Company (“SES” and, together with SEECO and SEPCO, the “Arkansas Guarantors”) each an Arkansas corporation, in connection with the filing, as of the date hereof, of the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Southwestern Energy Company (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of the Company’s 4.10% Senior Notes due 2022 (the “Exchange Notes”) being issued in exchange for the Company’s 4.10% Senior Notes due 2022 originally issued on March 5, 2012 (the “Initial Notes”). The Exchange Notes will be issued under an Indenture (the “Indenture”), dated as of March 5, 2012, among the Company, the Arkansas Guarantors and The Bank of New York Mellon Trust Company, N.A. in its capacity as trustee (the “Trustee”). The Indenture includes the guarantees of the Exchange Notes by the Arkansas Guarantors.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i)	the Articles of Incorporation and Amended and Restated By-laws of each Arkansas Guarantor and information contained in certificates obtained from governmental authorities (the “Organizational Documents);

(ii)	factual information provided to us in a certificate signed by each Arkansas Guarantor;

(iii)	resolutions of each Arkansas Guarantor with respect to the Guarantee;

Southwestern Energy Company

November 9, 2012

(iv)	the Indenture; and

(v)	the Registration Statement (collectively, the “Transaction Documents”).

Subject to the assumptions, qualifications, exclusions and limitations that are identified in this letter, we advise you that:

1.	Each Arkansas Guarantor is validly existing as a corporation in good standing under the laws of the State of Arkansas.

2.	Each Arkansas Guarantor has corporate power to enter into and perform its obligations under the Guarantee and the Indenture.

3.	The Guarantee and the Indenture have been duly authorized, executed, and delivered by each Arkansas Guarantor.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered; and the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto (except that we make no such assumption with respect to the Guarantor). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, each Arkansas Guarantor and others. For purposes of numbered paragraph 1, we have relied exclusively upon a certificate issued by a governmental authority in the relevant jurisdiction and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by that certificate.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of State of Arkansas (including the statutory provisions, all applicable provisions of the state constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601 of Regulation S-K under the Securities Act and is limited to the laws in effect as of the date hereof. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Southwestern Energy Company

November 9, 2012

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Friday, Eldredge, & Clark, LLP

Friday, Eldredge & Clark, LLP